Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Second Quarter of 2005

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., August 2, 2005 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the second quarter ended June 30, 2005. During this period, the Company recorded $4.2 million in total revenue, with $3.8 million from sales of the Company’s lead product, FACTIVE ® (gemifloxacin mesylate) tablets, FDA-approved for the treatment of acute bacterial exacerbations of chronic bronchitis (AECB) and mild to moderate community-acquired pneumonia (CAP). The Company also recorded $0.4 million in revenue related to the Company’s co-promotion agreement with Auxilium Pharmaceuticals for TESTIM® 1% testosterone gel.

“During the second quarter we took an important step toward leveraging the value of our sales force through our agreement to co-promote TESTIM with Auxilium Pharmaceuticals – and the initial response from physicians to this product has been quite favorable,” stated Steven M. Rauscher, President and CEO. “By utilizing our experienced sales team to introduce this testosterone replacement therapy to our target physicians across the country, we expect to translate our previous investment into increased revenue.”

For the second quarter ended June 30, 2005, the Company reported a net loss of ($21,744,000), or ($0.28) per basic and diluted share. This compares to a net loss of ($17,266,000), or ($0.23) per basic and diluted share, for the second quarter of 2004. Included in the results for the second quarter of 2005 are approximately $1.2 million in non-cash charges which consist primarily of amortization of intangible assets (included in cost of product revenue) and amortization of stock-based compensation. Cash used in operations during the quarter ended June 30, 2005 was $22.8 million, including $1.9 million in net inventory purchases to support anticipated order demand. Also during the second quarter, the Company recorded a $2.0 million gain, recorded as other income, related to the sale of an equity stake in Agencourt Bioscience, which was recently acquired by Beckman Coulter. The Company’s total cash, restricted cash and investments balance at June 30, 2005 was approximately $123 million.

Management noted that research and development expenses for the second quarter of 2005 of $4,192,000 primarily reflect investment in FACTIVE development related to the recently completed Phase III trial of FACTIVE for the potential five-day treatment of CAP and the on-going Phase IV post-marketing trial. For the second quarter of 2004, research and development expenses were $6,166,000. Selling, general and administrative expenses were $20,261,000 in the second quarter of 2005, reflecting expenses related to building the FACTIVE commercial organization, the full effect of the expanded Oscient sales force and initial marketing expenses related to the TESTIM co-promotion agreement. This compares with $9,266,000 in selling, general and administrative expenses in the second quarter of 2004, prior to the launch of FACTIVE.

For the six months ended June 30, 2005, the Company reported revenues of $8,182,000 and a net loss of ($49,580,000) or ($0.65) per basic and diluted share. This compares to a net loss of ($36,746,000), or ($0.56) per basic and diluted share, on revenues of $2,371,000 for the first half of 2004. Included in the 2005 results are

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approximately $3.4 million in non-cash charges. Non-cash charges for the 2004 six-month period were $16.1 million related to the merger with GeneSoft Pharmaceuticals completed in February 2004. Cash used in operations during the six months ended June 30, 2005 was $53.2 million, including $4.9 million in inventory investment.

Second Quarter Highlights

•	Prescription Growth: During the second quarter, approximately 45,500 prescriptions for FACTIVE were written, down slightly from the 56,000 written in the first quarter, due to seasonal patterns for respiratory tract infections. Since launch, 129,000 scripts have been written through July 15, 2005.
•	Physician Acceptance: At the end of the second quarter, over 12,600 physicians had prescribed FACTIVE, more than a 37% increase from the 9,200 prescribing physicians at the end of the first quarter.
•	Market Share: Comparing prescribing patterns of physicians who have written a prescription for FACTIVE since launch, using the most recent available data, FACTIVE attained approximately a 7.4% share of prescriptions among fluoroquinolones used for respiratory tract infections. Among all prescriptions for fluoroquinolones used to treat respiratory tract infections, FACTIVE obtained a 2% market share.
•	Five-Day Treatment of Community-Acquired Pneumonia: During the second quarter, Oscient announced preliminary results in the Phase III study of FACTIVE for the potential five-day treatment of CAP of mild to moderate severity. The study, which compared the five-day dosing (320 mg once-daily) to the FDA-approved seven-day dosing (320 mg once-daily), achieved its primary endpoint, illustrating the potential to utilize a short-course of FACTIVE to treat CAP. The Company has submitted abstracts on these results to the fall infectious diseases conferences and expects to file a supplemental New Drug Application (sNDA) for the five-day treatment of CAP by the end of 2005.
•	Acute Bacterial Sinusitis: The Company has maintained a dialogue with the FDA related to ABS and expects to file a sNDA for this indication by year end. The ABS filing may be integrated with the sNDA submission to the FDA for the FACTIVE five-day treatment of CAP.
•	LG Life Sciences Licensing Agreement: The Company announced an amendment to its licensing agreement with LG Life Sciences to reduce product royalties at higher sales levels, making FACTIVE a potentially more attractive opportunity for increased investment by Oscient and a co-promotion partner.
•	TESTIM 1% Testosterone Gel: As part of a co-promotion agreement with Auxilium Pharmaceuticals, Oscient sales representatives began promoting TESTIM during the second quarter. Oscient is promoting TESTIM to primary care physicians, while Auxilium continues to promote TESTIM to urologists, endocrinologists and select primary care physicians. Both companies will share profits from primary care sales above a pre-determined baseline after marketing expenses are reimbursed.

Expansion to 300-Person Sales Effort

In order to capitalize on the promotional sensitivity of FACTIVE and TESTIM, Oscient is adding approximately 50 contract sales representatives in targeted, high volume territories. The expansion to 300 representatives will allow the Company to grow share of voice among high fluoroquinolone prescribing physicians while increasing primary care calls for TESTIM. The Company plans to have the new team members trained and in place at the beginning of the fourth quarter.

“During our first year in the marketplace, we confirmed that frequency of physician calls by our representatives directly impacts prescription volume, and this move helps achieve a competitive share of voice. The new representatives will augment our existing sales force’s efforts by doubling the call frequency on target physicians. Specifically, we are placing additional representatives in each of our five highest potential districts,” stated Mr. Rauscher. “Separately, we continue to pursue a co-promotion partnership that would maximize the long-term potential of FACTIVE for our shareholders.”

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About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD).

For important information regarding the safety and use of FACTIVE, please see the prescribing information available at www.factive.com. For important information regarding the safety and use of TESTIM, please see the prescribing information available at www.testim.com.

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements about (i) the Company’s growth and future operating results, (ii) its plans to expand its sales force and such expansion’s effect on FACTIVE’s prescribing base and prescription growth, (iii) the Company’s ability to leverage the value of its sales force to increase revenue, (iv) the potential to utilize a five-day course of FACTIVE to treat CAP, (v) the Company’s expectation of filing a supplemental New Drug Application with the FDA for the five-day treatment of CAP and for the indication of acute bacterial sinusitis by the end of 2005, (vi) the Company’s ability to enter into a co-promotion agreement with respect to FACTIVE and (vii) the fact that the LG Life Sciences Licensing Amendment may make FACTIVE a potentially more attractive opportunity for investment by Oscient or a co-promotion partne , as well as other statements related to the progress and timing of product development, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to successfully expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates and (iii) our inability to successfully commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customer; and competition from other products. In addition, there is no assurance that the Company will enter into a co-promotion agreement with respect to FACTIVE on terms that are favorable to the Company or at all. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Factors Affecting Future Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO, and other members of Oscient’s management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until August 9, 2005. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 7953198. A replay of the webcast will also be available on the Company’s website.

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OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 26, 2004	June 30, 2005	June 26, 2004
Revenues:
Product revenue, net	$3,806	$—	$7,717	$—
Co-promotion revenue	370	—	370	—
Biopharmaceutical revenue	60	710	95	2,371

Total revenues	4,236	710	8,182	2,371

Costs and expenses:
Cost of product revenue	2,308	—	4,374	—
Research and development	4,192	6,166	9,360	11,361
Write-off of in-process technology	—	—	—	11,704
Restructuring charge	—	—	—	99
Stock-based compensation	45	1,882	994	2,446
Selling, general and administrative	20,261	9,266	45,285	12,891

Total costs and expenses	26,806	17,314	60,013	38,501

Loss from operations	(22,570)	(16,604)	(51,831)	(36,130)

Other income (expense):
Interest income	881	498	1,751	690
Interest expense	(2,097)	(1,245)	(4,141)	(1,541)
Gain on sale of fixed assets	5	85	43	135
Other income	2,024	—	4,563	—

Net other income (expense)	813	(662)	2,216	(716)

Net loss before discontinued operations	(21,757)	(17,266)	(49,615)	(36,846)
Income (loss) from discontinued operations	13	—	35	100

Net loss:	$(21,744)	$(17,266)	$(49,580)	$(36,746)

Basic/diluted net loss per common share	$(0.28)	$(0.23)	$(0.65)	$(0.56)
Basic/diluted weighted average common shares outstanding	76,347,529	74,325,687	76,127,901	65,237,885

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	June 30, 2005	Dec. 31, 2004
Cash, cash equivalents, marketable securities and restricted cash	$122,982	$176,628
Total assets	285,935	340,560
Deferred revenue Long-term liabilities	885 192,403	1,302 193,397
Shareholders’ equity	66,754	114,400

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